PARADIGM HOLDINGS Inc.
CODE OF ETHICS:
GENERAL STATEMENT
Respect is the foundation of Paradigm Holdings Inc .business philosophy. The purpose of this Code of Ethics (the “Code”) is to provide a framework for identifying ethical issues, to establish the importance of exercising sound judgment and making ethical business decisions in activities of Paradigm Holdings Inc., and to recognize the shared values we have with our customers, stockholders, employees, and suppliers.

“Our mission is to build superior customer and shareholder confidence in our products, services and people by delivering exceptional quality, backed by strong management practices and implemented by a highly motivated, results-oriented workforce.”

Our Customers - They are our business. We will consistently provide superior solutions and services they want and need.

Our Employees - They are the company. Our customers know them as the company. We will provide them with ongoing training, a supportive work environment and the recognition that encourages and promotes professional growth.

Our Shareholders - They are the owners, and as shareholders of the corporation they are entitled to a fair return on their investment.

Our Suppliers, we are committed to an ethical business relationship based upon competition and establishing mutually beneficial long-term relationships.

As part of this commitment and in accordance with this General Statement, members of Paradigm Holdings Inc.’s Board of Directors are expected to act in accordance with their fiduciary duties under Wyoming law; to promptly disclose all conflicts of interests to the fellow directors of Paradigm Holdings Inc. as required by Wyoming law; offer to remove themselves from participation in any decision in which there is a conflict between their personal interests and the interests of Paradigm Holdings Inc.; and to refrain from taking advantage of corporate opportunities that come to their attention as a result of service as a Paradigm Holdings Inc. director absent approval of the Board of Directors. Waivers of application of the Code for executive officers or directors must be approved by the Board of Directors or its designated committee and be disclosed to the extent required by law or regulation.

References to “Paradigm Holdings Inc.” are intended to include Paradigm Solutions Corp., Paradigm Holdings Inc., and Paradigm Solutions International.

I. POLICIES AND PRACTICES*
A. Compliance with Laws
You must obey the laws of the jurisdictions in which Paradigm Holdings Inc. operates.

If necessary, seek guidance from your supervisor, CFO or the Human Resources department. No person has authority to violate any law or to direct others to violate any law on behalf Paradigm Holdings Inc.

B. Conflicts of Interest
A conflict of interest may arise where your loyalties are divided, or appear to be divided, between your business interests and those of Paradigm Holdings Inc. Paradigm Holdings Inc. expects that you will not knowingly place yourself in a position that would have the appearance of being, or could be construed to be, in conflict with Paradigm Holdings Inc.’s interests. The following is not exhaustive, but identifies potential areas of conflicted interests:

1. Accepting Gifts and Entertainment
Accepting any gift of more than nominal value or entertainment that is more than a routine social amenity can appear to be an attempt to gain favorable treatment from the recipient.

a. Gifts, Entertainment and other Gratuities to Paradigm Holdings Inc. Representatives
You are urged to give careful consideration to the acceptance of any gift of more than nominal value. The key is to keep an arm’s length relationship, to avoid excessive or lavish gifts, and that the gift is reasonable and appropriate under the circumstance. Gifts of any amount may never be solicited, and gifts of cash or securities may never be accepted. In the case of entertainment, it must be of a reasonable nature and in the course of a meeting or another occasion for the purpose of bona fide business discussions or to foster better business relations. In some international business transactions, it is customary and lawful for foreign business leaders in a host country to give gifts to Paradigm Holdings Inc. representatives. In cases where the gift is of more than nominal value, you should consult your Executive Team on proper handling.

* The Code is not an expressed or implied contract of employment and does not create any contractual rights of any kind between Paradigm Holdings Inc. and you.

b. Gift and Business Courtesies to Federal, State and Local Government Employees
It is Paradigm Holdings Inc.’s policy to comply strictly with laws governing the offering of gratuities and other items of value to federal, state and local government employees. The following is a guide:

Federal Executive Branch Employees.

Employees are prohibited from giving anything, except as follows:
• Paradigm Holdings Inc. advertising or promotional items of limited intrinsic value.
• Modest refreshments, such as soft drinks, coffee, and donuts in connection with business.
• Business-related meals and local transportation with an aggregate value of $20 or less per occasion and not exceeding $50, in the aggregate, in any calendar year.
• Other exceptions as approved by the responsible ethics official.

Federal Legislative and Judicial Branch, and State and Local, Employees.

Since these employees are governed by a wide variety of laws and regulations, please consult with the responsible ethics official prior to offering anything of value.

c. Gifts and Business Courtesies to Non-Government Persons
Employees are permitted to provide meals, refreshments, entertainment, and other business courtesies of reasonable value to non-government persons in support of Paradigm Holdings Inc. business activities, so long as this practice (i) does not violate any law or regulation, or the standards of the recipient’s organization, and (ii) is consistent with industry practices, infrequent in nature, and not lavish or extravagant. While the latter is difficult to define with specificity, use common sense and good judgment. It is illegal for Paradigm Holdings Inc. or its representatives to pay to or receive anything of value from any labor organization.

2. Outside Employment/Conflicting Outside Activities

Employees are not to engage in outside work or conflicting outside activities that have, or could have a material affect on the employee’s duties for Paradigm Holdings Inc.; imply sponsorship or support by Paradigm Holdings Inc.; adversely affect the reputation of Paradigm Holdings Inc., or otherwise compete with Paradigm Holdings Inc.. This prohibition also extends to the unauthorized use or application of resources and of any proprietary, confidential, or trade secret information or intellectual property. If you wish to accept outside employment or engage in a conflicting outside activity (or have any questions about whether an outside activity conflicts with your employment by Paradigm Holdings Inc.), you must submit a request containing pertinent information about the outside employment or activity and obtain the prior written approval of your supervisor and Human Resources. Employees who have been authorized to engage in, and have accepted, outside work or an outside activity may not use Paid Time Off to pursue that effort.

3. Interests in Other Businesses

Unless approved in advance by an employee's supervisor, neither an employee nor his or her spouse or any other member of the employee's immediate family, may directly or indirectly have a significant financial interest in a competitor, or in a customer or supplier if that employee or his or her subordinates deal directly or indirectly with that customer or supplier in the course of his or her job with Paradigm Holdings Inc. A “significant financial interest” is defined as ownership of more than five percent (5%) of your personally controlled assets in the outstanding capital stock of a public company or any ownership interest in a company that is not publicly traded. In addition, if you are a director, officer, partner or have an ownership is doing business, or contemplates doing business (even indirectly, by way of example, through a family member), that interest must be approved by the Audit Committee of the Board of Directors of Paradigm Holdings Inc. prior to the transaction. Furthermore, if you wish to serve as an officer or director to an outside business on your own time, you must receive prior approval in writing from the Chief Executive Officer. If the circumstances of the outside business change substantially, you must seek re-approval. (Employees are permitted, however, to serve on charity boards or in family businesses that have no relationship to Paradigm Holdings Inc.).

4. Paradigm Holdings Inc. Political Involvement

Employees are advised that their participation in the political process, including any donations, must be for themselves individually, on their own time, and at their own expense. Paradigm Holdings Inc. will not reimburse any employee for such contributions and employees should not request such reimbursements.

C. Use and Protection of Information, Property, Systems and Other Resources
The facilities and other resources provided by Paradigm Holdings Inc. are to be used in support of its business. Any personal use permitted by Paradigm Holdings Inc. policy must be incidental, not interfere with work requirements, and not be excessive.

1. Offensive and Inappropriate Material; Illegal Activities
Paradigm Holdings Inc. policies prohibit using these resources to send, distribute or receive illegal, sexually explicit, abusive, offensive, profane, defamatory or other inappropriate content.

2. Solicitation on Work Premises
Solicitation not related to the business of Paradigm Holdings Inc. in its workplace is prohibited without the prior written consent of Paradigm Holdings Inc.’s President or Vice President of Human Resources. Use of these resources are authorized when related to charitable or like efforts, are limited to the designated bulletin boards or other areas, and result in no personal solicitation (i.e., posting of a sign-up sheet). Consult with your supervisor or facility manager for local bulletin board and e-mail procedures.

3. Theft and Misuse of Paradigm Holdings Inc. Resources
Actual or attempted theft or misuse of Paradigm Holdings Inc. resources, including documents, equipment, intellectual property, personal property of other employees, cash or any other items of value is subject to immediate termination and possible criminal proceedings against them.
Employees have a responsibility to report any actual or attempted theft or misuse to Paradigm Holdings Inc. management.

4. Paradigm Holdings Inc. Proprietary and Other Confidential Information
Every employee must safeguard and hold in strict confidence proprietary, confidential and/or trade secret information, including information of Paradigm Holdings Inc. or any of its business partners. Employees shall exercise reasonable prudence and care in dealing with such information. Your use of the information is strictly limited to your work for Paradigm Holdings Inc. and the relevant project on which the information was disclosed to you. Any such information must be returned when requested or upon the termination of your employment. Refer questions to your contracts representative or the Legal Department.

5. Other Competitive Information
Paradigm Holdings Inc. will not condone obtaining information concerning competitors through illegal means or other ill elicit or non-industry standard means, the propriety of which could be questioned under any conceivable circumstance.

6. Third Party Intellectual Property
Unauthorized use of third party intellectual property, including copyrighted materials, trademarks, and patented items, by employees is strictly prohibited. You should be aware that unauthorized use can result in both civil and criminal penalties and sanctions. Employees are to comply with guidelines established by the Information Systems Department, to report violations to the Chief Technology Officer, and to consult the Information Systems and/or Legal departments for questions regarding appropriate usage and authorization.

D. Securities Laws and Insider Trading
It is your obligation to safeguard Paradigm Solution’s non-public information and not to share this information with anyone except as required by your work responsibilities. Non-public information is information that has not been disclosed or made available to the general public. Such information may include financial data, significant wins or losses, plans for acquisitions, material contracts, or the hiring, firing or resignation of a member of the Board of Directors or an officer of Paradigm Holdings Inc. Trading in stocks or securities based on non-public information, or providing non-public information to others so that they may trade, is illegal and may result in prosecution. The trading of stock by directors, officers and employees of Paradigm Holdings Inc. is subject to compliance with applicable laws and the Paradigm Holdings Inc. Insider Trading Policy. Employees having questions about the sale or purchase of a security that might involve non-public information or securities laws should first review the Insider Trading and Tipping Policy. Just as Paradigm Holdings Inc. values and protects its own non-public information, we respect the non-public information of other companies.

E. Bribery, Kickback and Fraud
No funds or assets shall be paid, loaned or otherwise given as bribes, kickbacks, or other payments designed to influence or compromise the conduct of the recipient; and no employee of Paradigm Holdings Inc. shall accept any funds or other assets for assisting in obtaining business or for securing special concessions from Paradigm Holdings Inc. You should conduct Paradigm Holdings Inc. business in such a manner that our reputation and integrity will not be impugned if the details of their dealings should become a matter of public discussion. To illustrate the standard that Paradigm Holdings Inc. expects every employee to maintain, the following conduct is expressly prohibited:
• Payment or receipt of money, gifts, loans or other favors that may tend to influence business decisions or compromise independent judgment;
• Payment or receipt of rebates or kickbacks for obtaining business for or from Paradigm Holdings Inc.;
• Payment of bribes to government officials to obtain favorable rulings; and
• Any other activity that would similarly degrade the reputation or integrity of Paradigm Holdings Inc.
Employees have a responsibility to report any actual or attempted bribery, kickback or fraud.

F. Workplace Health and Safety
Paradigm Holdings Inc. is committed to providing a drug-free, safe, and healthy workplace in accordance with applicable laws and regulations. Therefore, you are required to follow carefully all safety instructions and procedures that Paradigm Holdings Inc. implements. Employees should promptly report accidents, injuries, or other health and safety concerns, and refer related questions, to their supervisor or the responsible facility manager.

G. Employment Matters
Paradigm Holdings Inc. is committed to fostering a business-like atmosphere that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Paradigm Holdings Inc. expects that relationships among persons in the workplace will likewise be business-like and free of unlawful bias, prejudice and harassment. You are expected to be conscientious, reliable, and honest; to perform assigned responsibilities and duties in accord with acceptable standards; to be courteous and cooperative with co-workers, management, clients, and suppliers; and to ensure the integrity and ethical standards of Paradigm Holdings Inc.. You will not engage in activities that interfere with the performance of their duties or those of others, or with the operating procedures of Paradigm Holdings Inc. or those of our clients.

1. Non-Discrimination/Anti-Harassment
Paradigm Solution’s policy is to ensure equal employment opportunity without discrimination or harassment on the basis of age, color, disability, national origin, race, religion, sex, sexual orientation, or other status protected by applicable law.

3. Workplace Relationships
Employees are not permitted to maintain close personal or private relationships where their employment relationship is of a supervisor/subordinate nature, involves financial or audit oversight or control, or constitutes a possible conflict of interest. Employees are expected to disclose the existence of such a relationship when it arises immediately to Human Resources. Paradigm Holdings Inc. will endeavor to exercise discretion in its review of the matter, and Paradigm Holdings Inc. may elect to arrange for a suitable change in the working relationship, subject to the approval of Paradigm Holdings Inc .management and the Vice President of Human Resources. In the event that efforts to arrange for a suitable change in the working relationship cannot be implemented within a period of time acceptable to Paradigm Holdings Inc. Paradigm Holdings Inc. reserves the right to require resignation of one or both of the employees from Paradigm Holdings Inc.

4. Substance Abuse
No employee may use, possess, distribute, sell, or be under the influence of alcohol or illegal drugs; use over-the-counter or prescription drugs used in a manner inconsistent with the legally prescribed amount and accompanying instructions; or improperly or illegally use any inhalant or perception-altering substance in the performance of work for Paradigm Holdings Inc., or while using resources or on the premises of Paradigm Holdings Inc.

H. International Operations
Employees must be sensitive to foreign legal requirements and United States laws that apply to foreign operations. The U.S. Foreign Corrupt Practices Act ("FCPA") prohibits certain payments or gifts to foreign government officials, foreign political parties, party officials, or candidates for public office for the purposes of obtaining or retaining business. FCPA also prohibits falsifying Paradigm Holdings Inc.’s books and records or circumventing or failing to implement accounting controls. U.S. Export Controls laws, and the International Traffic in Arms Regulations (ITAR), govern transfers of equipment or technology, either to a foreign country or to a foreign citizen. In certain cases, approvals, licensing and/or reporting requirements may apply. Employees should refer to specific FCPA or other company bulletins, and contact a member of the board of directors if they have any further questions concerning a specific situation.

I. Books and Records
Paradigm Holdings Inc.’s internal accounting controls are intended to safeguard the assets of Paradigm Holdings Inc. and to ensure the accuracy of its financial records and reports, which form the basis for managing our business and fulfilling our obligations to stockholders, employees, and regulatory authorities. These records, including financial records, must properly, accurately, and completely reflect all components of transactions in accordance with the law and be promptly entered on our books. No person may interfere with or seek to improperly influence, directly or indirectly, the accuracy, completeness, or auditing, of such records. All reports made to regulatory authorities must be full, fair, accurate, timely and understandable. If an employee becomes aware of any improper transaction or accounting practice, he or she should report the matter immediately to his or her supervisor. Employees may also file a complaint (including an anonymous complaint) if they have information regarding questionable accounting or auditing matters in accordance with the Paradigm Holdings Inc. Audit Complaint Policy and Procedure.

J. Document Retention
There are legal requirements that certain records be retained for specific periods of time. Before disposing of documents, employees should follow the Paradigm Holdings Inc. Records Retention Policy. Whenever it becomes apparent that documents of any type will be required in connection with a lawsuit or government investigation, all possibly relevant documents should be preserved, and ordinary destruction of documents pertaining to the subjects of the litigation or investigation should be immediately suspended. If an employee is uncertain whether documents under his or her control should be preserved because they might relate to a lawsuit or investigation, he or she should contact the responsible records official or the Human Resources Department.

II. COMPLIANCE WITH THE CODE OF ETHICS
A violation of the Code may result in appropriate disciplinary action, including termination from employment. Violations of this Code are not the only basis for disciplinary action, as Paradigm Holdings Inc. has additional policies and procedures governing conduct and certain civil and criminal laws and regulations may result in external sanctions. Paradigm Holdings Inc. further reserves the right to take disciplinary action on any matters pertaining to employee conduct, whether or not they are expressly discussed in this document.

III. REPORTING SUSPECTED NON-COMPLIANCE
A. General Policy
As described in the Code, certain persons at Paradigm Holdings Inc. must review and approve in writing any circumstance requiring special permission. Copies of these approvals should be maintained by Paradigm Holdings Inc. in accordance with its Records Retention policy. As part of the commitment to ethical and legal conduct, we expect employees to report to Paradigm Holdings Inc. information about suspected violations of the Code. Failure to report known wrongdoing may result in disciplinary action against those who fail to report.

B. Complaint Procedure

1. Notification of Complaint
Known or suspected violations of the Code should be reported promptly, in writing where
Practical to the Ethics Officer or VP of Human Resources, Paradigm Solutions Corp. 2600 Tower Oaks Blvd. Suite 500, Rockville MD 20852.

2. Investigation
Employees are expected to cooperate in investigations of any suspected violation.

3. Confidentiality
Investigations will be conducted discreetly, as appropriate under the circumstances. Those investigating do not act as personal representatives or lawyers for employees. Parties to an investigation shall not discuss the matter with other employees.

4. Protection against Retaliation
Retaliation in any form against an individual who reports a violation, or assists in the investigation, of the Code or of law, even if the report is mistaken, is itself a serious violation of this Code and will not be tolerated. Acts of retaliation should be reported immediately and will be disciplined appropriately. Employees who submit a complaint in bad faith may face disciplinary action, including termination.